Registration Statement Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 424(b)(2)

The information in this pricing supplement is not complete and may be changed.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale of securities is not permitted.

SUBJECT TO COMPLETION, DATED JULY 19, 2011
PRICING SUPPLEMENT NO.  2011-MTNDG0066 DATED       , 2011
(TO PROSPECTUS SUPPLEMENT DATED MAY 12, 2011 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM NOTES, SERIES D
CITIGROUP FUNDING INC.
Buffer Notes Based Upon a Weighted Basket of Exchange-Traded Funds due April 25, 2013
$1,000 per Note
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.

¾	The stated principal amount and original issue price of each note is $1,000.

¾	The notes will mature on April 25, 2013. We will not make any payments on the notes prior to maturity.

¾	The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

¾
The notes are based upon a weighted basket (which we refer to as the underlying basket) of exchange-traded funds, or ETFs.  The underlying basket is composed of the following four ETFs (which we refer to as the basket components), each with the weighting indicated parenthetically:  the Industrial Select Sector SPDR® Fund (25%); the SPDR® S&P MidCap 400®  ETF Trust (30%); the iShares® Russell 1000 Growth Index Fund (30%); and the iShares® FTSE China 25 Index Fund (15%).

¾
You will receive at maturity for each note you hold a maturity payment based on the percentage change in the closing value of the underlying basket from the date on which the notes are priced for initial sale to the public (which we refer to as the “pricing date”) to April 22, 2013, subject to postponement for non-underlying basket business days and market disruption events (which we refer to as the “valuation date”).  The maturity payment may be greater than, equal to, or less than your initial investment in the notes.

¾
If the closing value of the underlying basket on the valuation date (which we refer to as the “ending basket value”) is greater than the closing value of the underlying basket on the pricing date (which we refer to as the “starting basket value”), at maturity you will receive for each note you then hold the $1,000 stated principal amount plus a note return amount equal to the product of (i) $1,000, (ii) the percentage change in the closing value of the underlying basket from the pricing date to the valuation date (which we refer to as the “basket percentage change”) and (iii) the upside participation rate of 110%, subject to a maximum note return amount of 20% to 24% (to be determined on the pricing date) of the stated principal amount of the notes.  Therefore, in no circumstance will your payment at maturity be more than $1,200 to $1,240 (to be determined on the pricing date) per note.

¾
If the ending basket value is less than or equal to 100% of the starting basket value but greater than or equal to 90% of the starting basket value, the note return amount will be zero and at maturity you will receive for each note you then hold the $1,000 stated principal amount.

¾
If the ending basket value is less than 90% of the starting basket value (representing a decrease of more than 10% from the starting basket value), at maturity you will receive for each note you then hold the $1,000 stated principal amount plus a note return amount equal to the product of (i) $1,000 and (ii) the sum of (a) the basket percentage change (which will be negative) and (b) 10%.  Thus, if the ending basket value is less than 90% of the starting basket value (regardless of the closing value of the underlying basket at any other time during the term of the notes), the maturity payment will be less than your initial investment of $1,000 per note and your investment will result in a loss.

¾	At maturity you could receive an amount that is less, and possibly 90% less, than your initial investment in the notes.

¾
Investing in the notes is not equivalent to investing directly in the underlying basket, the basket components, the stocks and other securities held by the basket components or the indices tracked by the basket components.

¾	The notes will not be listed on any exchange.

Investing in the notes involves a number of risks.  See “Risk Factors Relating to the Notes” beginning on page PS-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The notes are a series of unsecured senior debt securities issued by Citigroup Funding.  Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.  The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  All payments on the notes are subject to the credit risk of Citigroup Inc.  The return of the stated principal amount of your investment in the notes at maturity is not guaranteed.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Note	Total
Public Offering Price	$1,000.00	$
Underwriting Fee	$5.00	$
Proceeds to Citigroup Funding Inc.	$995.00	$

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of up to $5.00 for each $1,000 note sold in this offering.   The actual per note underwriting fee will be equal to the selling concession provided to selected dealers, as described in the next sentence.  Citigroup Global Markets will pay selected unaffiliated dealers a variable selling concession of up to $5.00 for each $1,000 note they sell, and such dealers may pay other dealers selected by them a selling concession of up to $5.00 for each $1,000 note they sell.  Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

The per note proceeds to Citigroup Funding indicated above represent the minimum per note proceeds to Citigroup Funding for any note, assuming the maximum per note underwriting fee of $5.00.  As noted in the preceding paragraph, the underwriting fee is variable.

Citigroup Global Markets Inc.  expects to deliver the notes to purchasers on or about July        , 2011.

Investment Products	Not FDIC insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION—Q&A
What Are the Notes?

The Buffer Notes Based Upon a Weighted Basket of Exchange-Traded Funds due April 25, 2013, or the notes, are investments linked to a weighted basket of exchange-traded funds (which we refer to as the “underlying basket”) that offer a potential return at maturity based on an enhanced upside participation in any increase in the closing value of the underlying basket from the pricing date to the valuation date, subject to the maximum note return amount, while also providing protection against a decline of 10% or less in the closing value of the underlying basket from the pricing date to the valuation date and a limited buffer against a decline of more than 10% in the closing value of the underlying basket from the pricing date to the valuation date.  The notes do not pay periodic interest.  The return on the notes, if any, will be based upon the closing value of the underlying basket on the valuation date.  At maturity, you could receive an amount that is less, and possibly as much as 90% less, than your initial investment in the notes.

At maturity you will receive for each note you hold a maturity payment, which may be greater than, equal to, or less than the stated principal amount of the notes, based on the percentage change in the closing value of the underlying basket from the pricing date to the valuation date.  We refer to the percentage change in the closing value of the underlying basket from the pricing date to the valuation date as the basket percentage change.  On any date, the closing value of the underlying basket will equal the sum of the products of the closing price of each basket component on that date and the multiplier for that basket component.  The multiplier for each basket component will be determined on the pricing date and will be equal to $1,000 times the basket component weighting of the basket component divided by the closing price of that basket component on the pricing date.  The starting basket value will be equal to 1,000.  We refer to the closing value of the underlying basket on the valuation date as the ending basket value.

●
If the ending basket value is greater than the starting basket value, your maturity payment will equal the $1,000 stated principal amount per note plus a note return amount equal to the product of (i) $1,000, (ii) the basket percentage change and (iii) the upside participation rate of 110%, subject to a maximum note return amount of 20% to 24% (to be determined on the pricing date) of the stated principal amount of the notes (which we refer to as the maximum note return amount).

●
If the ending basket value is less than or equal to 100% of the starting basket value but greater than or equal to 90% of the starting basket value, the note return amount will be zero and your maturity payment will equal the $1,000 stated principal amount per note.

●
If the ending basket value is less than 90% of the starting basket value (representing a decrease of more than 10% from the starting basket value), your maturity payment will equal the $1,000 stated principal amount per note plus a note return amount equal to the product of (i) $1,000 and (ii) the sum of (a) the basket percentage change (which will be negative) and (b) 10%.  Thus, if the ending basket value is less than 90% of the starting basket value (regardless of the closing value of the underlying basket at any other time during the term of the notes), your maturity payment will be less than your initial investment in the notes, and your investment in the notes will result in a loss.

Because the maximum note return amount is limited to 20% to 24% (to be determined on the pricing date) of the stated principal amount of the notes, in no circumstance will the payment you receive at maturity be more than $1,200 to $1,240 per note (to be determined on the pricing date).

The notes will mature on April 25, 2013 and do not provide for earlier redemption by you or by us.  The valuation date will be April 22, 2013, subject to postponement for non-underlying basket business days and market disruption events.  The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and as a result of the guarantee any payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the stated principal amount of your investment at maturity is not guaranteed.  All payments on the notes are subject to the credit risk of Citigroup Inc.  Each note represents a stated principal amount of $1,000.  You may transfer the notes only in units of $1,000 and integral multiples of $1,000.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances.  Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the securities through the accounts those systems maintain with DTC.  You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

What Is the Underlying Basket?

The underlying basket is composed of four exchange-traded funds (“ETFs”) (each, a basket component) with the following basket component weightings:  the Industrial Select Sector SPDR® Fund (25%); the SPDR® S&P MidCap 400®  ETF Trust (30%); the iShares® Russell 1000 Growth Index Fund (30%); and the iShares® FTSE China 25 Index Fund (15%).

o
The Industrial Select Sector SPDR® Fund (the “XLI shares”) is an ETF that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Industrial Select Sector Index, which is a subset of the S&P 500 Index.

o	The SPDR® S&P MidCap 400® ETF Trust (the “MDY shares”) is an ETF designed to generally correspond to the price and yield performance, before fees and expenses, of the S&P MidCap 400® Index.

o
The iShares® Russell 1000 Growth Index Fund (the “IWF shares”) is an ETF that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 1000 Growth Index.

o
The iShares® FTSE China 25 Index Fund (the “FXI shares”) is an ETF that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index.

You should read the more detailed descriptions of the basket components in this pricing supplement under the section “Description of the Basket Components.”

Underlying Basket Historical Performance – Daily Closing Values January 3, 2006 to July 18, 2011

The graph is calculated to show the performance of the underlying basket during the period from January 3, 2006 through July 18, 2011, assuming the basket components are weighted as set out above and with a multiplier such that the starting basket value was 1,000 on January 3, 2006.  The actual multipliers for this offering will be different from those used in this graph. This is because the multipliers for this offering are set on the pricing date by dividing the basket component weighting for each basket component by its starting basket component price and multiplying the result by 1,000.  The actual starting basket component price set on the pricing date for each basket component will also be different from those used in the graph, but the basket component weighting will be the same.

The graph illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the leverage on the notes, nor does it attempt to show your expected return on an investment in the notes. The historical closing values of the underlying basket should not be taken as an indication of its future performance.

What Will I Receive at Maturity of the Notes?

At maturity you will receive for each note you hold an amount in cash equal to $1,000 plus a note return amount, which may be positive, zero or negative.  Because the note return amount may be negative, your maturity payment could be less than the $1,000 stated principal amount per note, and your investment could result in a loss. See “How Will the Note Return Amount Be Calculated?” for a more detailed description of your payment at maturity.

Will I Receive Interest on the Notes?

No.  We will not make any periodic payments of interest on the notes.  In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the basket components or the stocks or other securities invested in by the basket components or the stocks included in the indices tracked by the basket components.

How Will the Note Return Amount Be Calculated?

The calculation of the note return amount depends on whether the basket percentage change is positive, zero or negative:

•	If the basket percentage change is positive, the note return amount will be positive and will equal:

$1,000 × basket percentage change × upside participation rate, subject to the maximum note return amount.

The upside participation rate equals 110%.  Because the maximum note return amount is 20% to 24% (to be determined on the pricing date) of the stated principal amount of the notes, in no circumstance will the amount you receive at maturity exceed $1,200 to $1,240 (to be determined on the pricing date) per note.

•	If the basket percentage change is from and including 0% to and including –10%, the note return amount will be zero, and your payment at maturity will be $1,000 per note.

•	If the basket percentage change is less than –10%, the note return amount will be negative and will equal:

$1,000 × (basket percentage change  + 10%)

Thus, if the closing value of the underlying basket decreases by more than 10% from the pricing date to the valuation date, the basket percentage change and the note return amount will be negative and the amount you receive at maturity will be less than $1,000 per note and could be as low as $100 per $1,000 note.

For more specific information about the note return amount, the basket percentage change, the determination of an underlying basket business day and the effect of a market disruption event on the determination of the note return amount and the basket percentage change, please see “Description of the Notes—Note Return Amount” in this pricing supplement.

How Is the Basket Percentage Change Calculated?

The basket percentage change will equal the following fraction:

ending basket value – starting basket value
starting basket value

Is There a Possibility of Loss of Principal?

Yes.  If the ending basket value is less than 90% of the starting basket value, at maturity you will receive less than the $1,000 stated principal amount per note.  This will be true even if the closing value of the underlying basket exceeds the starting basket value at one or more times over the term of the notes.  Even if the ending basket value is greater than the starting basket value, the total yield on the notes may be less than that which would be payable on a conventional fixed-rate, debt security of Citigroup Funding Inc. (guaranteed by Citigroup Inc.) of comparable maturity.  You should refer to “Risk Factors Relating to the Notes—Potential for a Lower Comparative Yield” in this pricing supplement.

Where Can I Find Examples of Hypothetical Maturity Payments?

For examples of hypothetical maturity payments, see “Description of the Notes—What You Could Receive at Maturity—Hypothetical Examples” in this pricing supplement.

How Have the Basket Components Performed Historically?

We have provided graphs showing the daily closing prices of each of the basket components from January 3, 2006 through July 18, 2011, and a table showing the high, low and period-end closing prices for each basket component for each quarter since the first quarter of 2006.  You can find these graphs and tables in the section “Historical Data on the Underlying Basket” in this pricing supplement.  We have provided this historical information to help you evaluate the behavior of the basket components in recent years.  However, past performance is not indicative of how the basket components will perform in the future.  You should also refer to the section “Risk Factors Relating to the Notes—The Historical Performance of the Underlying Basket Is Not an Indication of the Future Performance of the Underlying Basket” in this pricing supplement.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

Each holder, by purchasing the notes, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.  Assuming this treatment of the notes is respected and subject to the discussion in “Certain United States Federal Tax Considerations” in this pricing supplement:

•	A U.S. holder should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

•
Upon sale, exchange or settlement of the notes at maturity, a U.S. holder should recognize gain or loss equal to the difference between the amount realized and the U.S. holder’s tax basis in the notes.  Subject to the discussion in “Certain United States Federal Tax Considerations—Potential Application of the Constructive Ownership Rules,” concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss should be long-term capital gain or loss if the investor has held the Notes for more than one year.

Under current law, non-U.S. holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or settlement of the notes.  Special rules apply to non-U.S. holders who are present in the United States for 183 days or more in a taxable year or whose gain on the notes is effectively connected with the conduct of a U.S. trade or business.

There is uncertainty regarding the tax treatment described above, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.  In addition, in 2007, the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the notes.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the notes should read the discussion under “Certain United States Federal Tax Considerations” in this pricing supplement for more information.

Will the Notes Be Listed on a Stock Exchange?

The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers.  Citigroup Funding is a wholly owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the notes.  After the initial offering, Citigroup Global Markets Inc. and/or other of our affiliated dealers currently intend, but are not obligated, to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the sections “Plan of Distribution; Conflicts of Interest” in this pricing supplement, the accompanying prospectus supplement and prospectus.  However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them.

Citigroup Global Markets Inc. will also act as calculation agent for the notes.  As calculation agent, Citigroup Global Markets Inc. will make determinations with respect to the notes.  You should refer to “Risk Factors Relating to the Notes—The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Notes” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding Inc.’s Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates.  This hedging activity will likely involve trading in the basket components and/or the securities held by the basket components, as well as other instruments, such as options, swaps or futures, based upon the basket components or the securities held by the basket components.  This hedging activity could affect the closing value of the underlying basket and therefore the market value of the notes.  The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.  Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines.  You should refer to “Risk Factors Relating to the Notes—The Market Price of the Notes Will Be Influenced by Many Unpredictable Factors” in this pricing supplement, “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A) (i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.  However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.  Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated With My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities in that the maturity payment will be based on the percentage change in the closing value of the underlying basket from the pricing date to the valuation date, an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the closing value of the underlying basket and other events that are difficult to predict and beyond our control.

You Will Receive Less, and Possibly as Much as 90% Less, than Your Initial Investment at Maturity if the Closing Value of the Underlying Basket Declines By More than 10% From the Pricing Date to the Valuation Date

90% of the stated principal amount of the notes is at risk, depending on the closing value of the underlying basket.  Your payment at maturity will depend on the percentage change in the closing value of the underlying basket from the pricing date to the valuation date.  If the ending basket value is less than 90% of the starting basket value, you will lose 1% of the stated principal amount of your notes for every 1% that the closing value of the underlying basket declines beyond 10% and your payment at maturity will be less than your original investment in the notes, and, therefore, your investment in the notes will result in a loss.  This will be true even if the closing value of the underlying basket exceeds the starting basket value at one or more times over the term of the notes.

The Appreciation of Your Investment in the Notes Will Be Limited

The maximum note return amount will be 20% to 24% (to be determined on the pricing date) of the stated principal amount.  If the ending basket value exceeds the starting basket value by more than 20% to 24% (to be determined on the pricing date), the notes may provide less opportunity for appreciation than an investment in a similar security that is directly linked to the appreciation of the underlying basket and not subject to a maximum note return amount or in the basket components or the stocks held by the basket components (see the examples under “Hypothetical Maturity Payment Examples” below).

You Will Not Receive Any Periodic Payments on the Notes

You will not receive any periodic payments of interest or any other periodic payments on the notes.  In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the basket components or the stocks held by any of the basket components.

Volatility of the Basket Components

Historically, the price of each basket component has been volatile. From January 3, 2006 to July 18, 2011, the closing price of the XLI shares has been as low as $15.36 per share and as high as $41.77 per share, the closing price of the MDY shares has been as low as $73.63 per share and as high as $184.61 per share, the closing price of the IWF shares has been as low as $30.52 per share and as high as $63.51 per share and the closing price of the FXI shares has been as low as $19.36 per share and as high as $72.91 per share. The volatility of the price of each basket component may result in your receiving a payment at maturity that is less than the stated principal amount of your investment in the notes, subject to the minimum payment at maturity of $100 per note.

Potential for a Lower Comparative Yield

Because you will not receive any periodic payments of interest or any other periodic payments on the notes, if the ending basket value does not increase sufficiently from the starting basket value, taking into account the upside participation rate, the effective yield on the notes may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

The Market Price of the Notes Will Be Influenced by Many Unpredictable Factors

Several factors will influence the value of the notes in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the notes in the secondary market, including: the price of the basket components, the expected volatility of the basket components, interest and yield rates in the market generally, as well as in the markets of the securities held by the basket components, time remaining to maturity of the notes, the dividend yield or interest rate, if applicable, of the basket components or the securities held by the basket components, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or the securities underlying any basket component or equities or bond markets generally and that may affect the ending basket value, the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which securities held by the basket components are traded and the correlation between that rate and the prices of basket components, the occurrence of certain events affecting the basket components that may or may not require an adjustment to the price of the basket components, and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. The prices of the basket components have recently been volatile, and we can give you no assurance that the volatility will lessen. See “Historical Data on the Underlying Basket” below. You may receive less, and possibly significantly less, than the stated principal amount of the notes if you try to sell your notes prior to maturity.

The Notes Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes, to pay all amounts due on the notes at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The notes are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the notes.

The Basket Components Are Not Equally Weighted

Because the basket components are not equally weighted, the same percentage change in two or more of the basket components may have different effects on the closing value of the underlying basket. For example, because the basket component weighting for the MDY shares is greater than the basket component weighting for the FXI shares, a 5% decrease in the closing price of the MDY shares will have a greater effect on the closing value of the underlying basket than a 5% decrease in the closing price of the FXI shares. Because the MDY shares and the IWF shares each make up 30% of the underlying basket and the XLI shares and the FXI shares make up 25% and 15%, respectively, of the underlying basket, we expect that generally the market value of your notes and your payment at maturity will depend more heavily on the performance of the MDY shares and the IWF shares than on the performance of the XLI shares and the FXI shares.

Investing in the Notes Is Not Equivalent to Investing in the Basket Components or the Securities Held by the Basket Components

Investing in the notes is not equivalent to investing in the basket components or any securities held by the basket components.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket components or any securities held by the basket components.

Changes in the Closing Price of One or More Basket Components May Offset Changes in the Closing Price of One or More of the Other Basket Components

Movements in the closing prices of the basket components may not correlate with each other.  At a time when the closing price of one basket component increases, the closing price of the other basket components may not increase as much, or may decrease.  Therefore, in calculating the ending basket value, increases in the closing price of one basket component may be moderated, or wholly offset, or more than offset, by lesser increases or decreases in the closing price of the other basket components.

We Have No Affiliation With the Basket Components or the Issuers of the Securities Held by the Basket Components

We are not currently affiliated with the basket components and, to our knowledge, we are not currently affiliated with any issuers of the securities held by the basket components. We assume no responsibility for the adequacy of the information about the basket components and the issuers of the securities held by the basket components contained in this pricing supplement. You should make your own investigation into the basket components and the issuers of the securities held by the basket components. We are not responsible for the basket components’ public disclosure of information, or the public disclosure of the issuers of the securities held by the basket components, whether contained in SEC filings or otherwise.

The Basket Components and the Indices Tracked by the Basket Components Are Different

The performance of each of the XLI shares, the MDY shares, the IWF shares and the FXI shares may not exactly replicate the performance of the corresponding index tracked by that basket component because the basket components will reflect transaction costs and fees that are not included in the calculation of the indices tracked by those basket components. It is also possible that one or more of the basket components may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the corresponding index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in those basket components, differences in trading hours between the basket components and the corresponding index or due to other circumstances. Additionally, the respective investment advisers of those basket components may have authorization to invest up to a certain percentage of their assets in shares of other exchange-traded funds that seek to track the performance of securities of similar constituent countries or industries of the indices tracked by those basket components or in cash, cash equivalents or other assets.  Furthermore, certain of the basket components do not invest in all of the stocks included in the indices tracked by such basket components, but only a representative sampling of such stocks, and this approach may result in these basket components failing to replicate the performance of the applicable indices.

Adjustments to the Basket Components or the Indices Tracked by the Basket Components Could Adversely Affect the Value of the Notes

Those responsible for calculating and maintaining the basket components and the various indices tracked by the basket components can, pursuant to their investment strategies or otherwise, add, delete or substitute the securities held by the basket components or the indices tracked by the basket components or make other methodological changes that could change the value of the basket components or the indices tracked by the basket components. Any of these actions could adversely affect the prices of the basket components and, consequently, the value of the notes.

The Anti-Dilution Adjustments Do Not Cover Every Event That Could Affect the Basket Components

Citigroup Global Markets, as calculation agent, will adjust the closing price of the basket components for certain events affecting the basket components.  However, the calculation agent will not make an adjustment for every event that could affect the basket components. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the notes and the ending basket value may be materially and adversely affected.

The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the notes in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The Historical Performance of the Underlying Basket Is Not an Indication of the Future Performance of the Underlying Basket

The historical performance of the underlying basket or the basket components, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying basket or the basket components from the pricing date to the valuation date.  Changes in the closing value of the underlying basket and the closing price of the basket components will affect the trading price of the notes, but it is impossible to predict whether the closing value of the underlying basket and the closing price of each basket component will fall or rise.

The Notes Will Not Be Listed on Any Securities Exchange, and Secondary Trading May Be Limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Citigroup Global Markets may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Notes

Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. will determine the starting basket value and the ending basket value and will calculate the amount of cash you will receive at maturity. Determinations made by Citigroup Global Markets Inc., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of successor shares in the event of delisting, suspension of trading or discontinuance of a basket component and the calculation of the ending basket value in such a situation, may adversely affect the payout to you at maturity.

Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Notes

One or more of our affiliates expect to hedge our obligations under the notes and will carry out hedging activities related to the notes (and to other instruments linked to the basket components and the securities held by the basket components), including trading in the basket components and/or the securities held by the basket components, as well as other instruments related to the basket components. Our affiliates also trade the basket components, the securities held by the basket components and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the starting basket value and, therefore, could increase the value at which the underlying basket must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the valuation date, could adversely affect the closing value of the underlying basket on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

Relationship to the Underlying Basket

You will have no rights against the basket components or the issuer of any stock held by the basket components even though the market value of the notes and your payment at maturity depend on the closing value of the underlying basket.  None of the basket components or any issuer of any stock held by any of the basket components is involved in the offering of the notes or has any obligations relating to the notes.  In addition, you will have no voting rights and will not receive dividends or other distributions, if any, with respect to the basket components or any stock held by any of the basket components.  Furthermore, because certain of the basket components do not hold all of the stocks underlying the index tracked by that basket component, but only a representative sample of securities, and for the other reasons described above under “The Basket Components and the Indices Tracked by the Basket Components Are Different,” the basket components will not fully replicate the performance of the indices they seek to track.  See “Description of the Basket Components” in this pricing supplement.

Because the Underlying Basket Includes the FXI Shares, Investing in the Notes Exposes Investors to Risks Associated With Investments in Securities Linked Solely to the Value of Chinese Equity Securities

The stocks included in the FTSE China 25 Index and that are generally tracked by the FXI shares, which are included in the underlying basket, have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government. Investments in securities linked to the value of emerging markets equity securities, such as the FXI shares, involve risks associated with the securities markets in those countries, including the People’s Republic of China, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets, such as the stocks that underlie the FXI shares, may be affected by political, economic, financial and social factors in those countries, including the People’s Republic of China, or the global region, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets, such as the People’s Republic of China, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Chinese government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

The Notes Are Subject to Hong-Kong Dollar-U.S. Dollar Currency Exchange Rate Risk That Is Embedded in the FXI Shares

The iShares® FTSE China 25 Index Fund is a fund that trades in the United States in U.S. dollars but contains the equity securities of Chinese companies that trade in Hong Kong in Hong Kong dollars.  As a result, the performance of the FXI shares will reflect both the trading performance of those equity securities and the U.S. dollar value of those Hong Kong dollar-denominated securities (which, in turn, will reflect the fluctuations in the Hong Kong dollar-U.S. dollar exchange rate).  Accordingly, holders of the notes are exposed to this currency exchange rate risk embedded in the performance of the FXI shares.  Exchange rate movements for the U.S. dollar against the Hong Kong dollar are volatile and are the result of numerous factors specific to Hong Kong and the United States, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions. Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Hong Kong and the United States. Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in Hong Kong and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Hong Kong and the United States and other countries important to international trade and finance. An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens against the Hong Kong dollar, the price of the FXI shares will be adversely affected and the payment at maturity on the notes may be reduced.

The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). From October 1983 to May 2005, Hong Kong maintained a fixed rate system which fixed the rate of exchange to HK$7.80 per US$1.00. The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong Government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue Hong Kong currency in the form of banknotes. In May 2005, the HKMA broadened the link from the original rate of HK$7.80 per US$1.00 to a rate range of HK$7.75 to HK$7.85 per US$1.00. Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate. If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the money market and the foreign exchange market.

Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.

Government Intervention Could Materially and Adversely Affect the Value of the Notes

Foreign exchange rates can be (and have been, in the case of the Hong Kong dollar) fixed by sovereign governments or monetary authorities, allowed to float within a range of exchange rates set by governments or monetary authorities, or left to float freely. Governments, including the United States government and the Hong Kong government, may use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their trading value and amount payable at maturity could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

Investing in the Notes Exposes Investors to Risks Associated With Investments in Securities With Concentration in a Single Sector

The notes are subject to certain risks applicable to the industrial sector.  Specifically, the XLI shares, which carry a basket component weighting of 25%, may be subject to increased price volatility as they are linked to a single sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that sector.

The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Unclear

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of ownership and disposition of the Notes might be affected materially and adversely.  As discussed below under “Certain United States Federal Tax Considerations—Potential Application of the Constructive Ownership Rules,” even if the treatment of the Notes as prepaid forward contracts is respected, the Notes could be treated as “constructive ownership transactions.”  In that case, all or a portion of any long-term capital gain U.S. Holders would otherwise recognize on a sale, exchange or settlement of the Notes could be recharacterized as ordinary income, in which case an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period they held the Notes.  In addition, as described below under “Certain United States Federal Tax Considerations,” in 2007, the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Notes.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  Both U.S. and non-U.S. holders should review carefully the section of this pricing supplement entitled “Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Notes.  The description in this pricing supplement of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for May 12, 2011 on the SEC Web site):

▪	Prospectus and Prospectus Supplement filed on May 12, 2011: http://sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

General

The Buffer Notes Based Upon a Weighted Basket of Exchange-Traded Funds due April 25, 2013 (the “Notes”) are investments linked to a weighted basket of exchange-traded funds (the “Underlying Basket”) that offer a potential return at maturity based on an enhanced upside participation in any increase in the Closing Value of the Underlying Basket from the Pricing Date to the Valuation Date, subject to a maximum note return amount (the “Maximum Note Return Amount”) of 20% to 24% (to be determined on the Pricing Date) of the stated principal amount of the Notes, while also providing protection against a decline of 10% or less in the Closing Value of the Underlying Basket from the Pricing Date to the Valuation Date and a limited buffer against a decline of more than 10% in the Closing Value of the Underlying Basket from the Pricing Date to the Valuation Date.  The Notes do not pay periodic interest.  At maturity, you could receive an amount that is less, and possible as much as 90% less, than your initial investment in the Notes.

The Underlying Basket is composed of the following four exchange-traded funds (each, a “Basket Component”), each with the weighting (the “Basket Component Weighting”) indicated parenthetically:  the Industrial Select Sector SPDR® Fund (25%); the SPDR® S&P MidCap 400®  ETF Trust (30%); the iShares® Russell 1000 Growth Index Fund (30%); and the iShares® FTSE China 25 Index Fund (15%).

At maturity you will receive for each Note you hold a maturity payment, which may be greater than, equal to, or less than the stated principal amount of the Notes, based on the percentage change in the Closing Value of the Underlying Basket from the Pricing Date to the Valuation Date.  We refer to the percentage change in the Closing Value of the Underlying Basket from the Pricing Date to the Valuation Date as the “Basket Percentage Change”.  If the Ending Basket Value is greater than the Starting Basket Value, your Payment at Maturity will equal the $1,000 stated principal amount per Note plus a Note Return Amount equal to the product of (i) $1,000, (ii) the Basket Percentage Change and (iii) the upside participation rate of 110% (the “Upside Participation Rate”), subject to the Maximum Note Return Amount of 20% to 24% (to be determined on the Pricing Date) of the stated principal amount of the Notes.  If the Ending Basket Value is less than or equal to 100% of the Starting Basket Value but greater than or equal to 90% of the Starting Basket Value, the Note Return Amount will be zero and your Payment at Maturity will equal the $1,000 stated principal amount per Note.  If the Ending Basket Value is less than 90% of the Starting Basket Value (representing a decrease of more than 10% from the Starting Basket Value), your Payment at Maturity will equal the $1,000 stated principal amount per Note plus a Note Return Amount equal to the product of (i) $1,000 and (ii) the sum of (a) the Basket Percentage Change (which will be negative) and (b) 10%.  Thus, if the Ending Basket Value is less than 90% of the Starting Basket Value (regardless of the Closing Value of the Underlying Basket at any other time during the term of the Notes), your Payment at Maturity will be less than your initial investment in the Notes, and your investment in the Notes will result in a loss.  All payments on the notes are subject to the credit risk of Citigroup Inc.

Because the Maximum Note Return Amount is limited to 20% to 24% (to be determined on the Pricing Date) of the stated principal amount of the Notes, in no circumstance will your Payment at Maturity exceed $1,200 to $1,240 per Note (to be determined on the Pricing Date).

The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus supplement and prospectus, any payments on which are fully and unconditionally guaranteed by

Citigroup Inc. The aggregate stated principal amount of Notes issued will be $         (               Notes).  The Notes will mature on April 25, 2013.  The Notes will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding.  The guarantee of payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  All payments on the Notes are subject to the credit risk of Citigroup Inc.  The Notes will be issued only in fully registered form and in denominations of $1,000 per Note and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

We will not make any periodic payments of interest on the Notes.  Additionally, you will not be entitled to receive dividend payments or other distributions, if any, made on the Basket Components or the stocks held by any of the Basket Components.

Calculation of the Underlying Basket

The Underlying Basket is composed of the following Basket Components, each having the Bloomberg ticker, Basket Component Weighting, Starting Basket Component Price and Multiplier specified below:

Basket Component	Bloomberg Ticker Symbol	Basket Component Weighting	Starting Basket Component Price	Multiplier
Industrial Select Sector SPDR® Fund (the “XLI Shares”)
SPDR® S&P MidCap 400®  ETF Trust (the “MDY Shares”)
iShares® Russell 1000 Growth Index Fund (the “IWF Shares”)
iShares® FTSE China 25 Index Fund (the “FXI Shares”)
	XLI UP MDY UP IWF UP FXI UP	25% 30% 30% 15%

The “Multiplier” means a number that will be set on the Pricing Date for each Basket Component such that the applicable Starting Basket Component Price times the Multiplier will represent the Basket Component Weighting specified above relative to the Starting Basket Value of 1,000.  Each Multiplier will remain constant for the term of the Notes.

The “Starting Basket Value” equals 1,000, which will be equal to the sum of the products of the Starting Basket Component Price of each Basket Component set forth below, and the applicable Multiplier for that Basket Component.  We will determine the Starting Basket Component Price and the Multiplier for each Basket Component on the Pricing Date.

The “Ending Basket Value” will equal the Closing Value of Underlying Basket on the Valuation Date.

The “Closing Value” of the Underlying Basket means, on any day, the sum of the products of the Closing Price of each Basket Component on that day and the Multiplier for that Basket Component.

The “Pricing Date” means the date on which the Notes will be priced for initial sale to the public (expected to be on or about July 21, 2011).

The “Valuation Date” means April 22, 2013, subject to postponement for non-Underlying Basket Business Days and Market Disruption Events in accordance with the definition of “Closing Price” below.

The “Closing Price” of a Basket Component on any date of determination will be (a) if the shares or units of that Basket Component are listed on a national securities exchange on that date of determination, the closing sale price for those shares or units or, if no closing sale price is reported, the last reported sale price of those shares or units on that date, on the principal national securities exchange on which those shares or units are listed or admitted to trading, or (b) if those shares or units are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price on such exchange for the those shares or units are not obtainable (even if the those shares or units are listed or admitted to trading on such exchange), any last reported bid price for the those shares or units of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The term “OTC Bulletin Board” will include any successor to such service. If no closing sale price or last reported sale price is available on a date of determination pursuant to clauses (a) or (b) above or if there is a Market Disruption Event, the Closing Price of the Basket Component for that date, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the Basket Component obtained from as many dealers in the Basket Component (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent. If no bid prices are provided from any such dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The determination of the Closing Price of the Basket Component by the Calculation Agent upon the occurrence of a Market Disruption Event may be deferred by the Calculation Agent for up to two consecutive Underlying Basket Business Days on which a Market Disruption Event is occurring, but not past the Underlying Basket Business Day immediately prior to the maturity date.

An “Underlying Basket Business Day” means a day that is a Trading Day with respect to each of the Basket Components.

A “Trading Day” with respect to any Basket Component means a day, as determined by the Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, NYSE Amex Equities, the NASDAQ Stock Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

A “Market Disruption Event” means, as determined by the Calculation Agent in its sole discretion, the occurrence or existence of a Component Market Disruption Event in respect of any Basket Component.

A “Component Market Disruption Event” in respect of any Basket Component means, as determined by the Calculation Agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (1) the shares or units of the Basket Component (or any other security for which a Closing Price must be determined) on any exchange or market, (2) stocks which then comprise 20% or more of the value of the index tracked by the Basket Component or (3) any options contracts or futures contracts relating to the Basket Components (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material. For purposes of determining whether a Market Disruption Event exists at any time, if trading in a security included in the index tracked by a Basket Component is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the index will be based on a comparison of the portion of the value of such index attributable to that security relative to the overall value of the Basket Component, in each case immediately before that suspension or limitation.

Payment at Maturity

The Notes will mature on April 25, 2013.  At maturity you will receive for each Note an amount in cash (the “Payment at Maturity”) equal to $1,000 plus a Note Return Amount, which may be positive, zero or negative.  Because the Note Return Amount may be negative, your Payment at Maturity could be less, and possibly as much as 90% less, than the $1,000 stated principal amount per Note, in which case your investment will result in a loss.

Note Return Amount

The Note Return Amount will be based on the Basket Percentage Change.  The “Basket Percentage Change” will equal the following fraction:

Ending Basket Value – Starting Basket Value
Starting Basket Value

The calculation of the Note Return Amount will depend on whether the Basket Percentage Change is positive, zero or negative:

•	If the Basket Percentage Change is positive, the Note Return Amount will be positive and will equal:

$1,000 × Basket Percentage Change × Upside Participation Rate,
subject to the Maximum Note Return Amount.

The “Upside Participation Rate” equals 110%.  Because the Maximum Note Return Amount is 20% to 24% (to be determined on the Pricing Date) of the stated principal amount of the Notes, in no circumstance will the Payment at Maturity exceed $1,200 to $1,240 (to be determined on the Pricing Date) per Note.

•	If the Basket Percentage Change is from and including 0% to and including –10%, the Note Return Amount will be zero, and your Payment at Maturity will be $1,000 per Note.

•	If the Basket Percentage Change is less than –10%, the Note Return Amount will be negative and will equal:

$1,000 × (Basket Percentage Change + 10%)

Thus, if the Closing Value of the Underlying Basket decreases by more than 10% from the Pricing Date to the Valuation Date, the Basket Percentage Change and the Note Return Amount will be negative and the amount you receive at maturity will be less than $1,000 per Note and could be as low as $100 per $1,000 Note.

What You Could Receive at Maturity—Hypothetical Examples

The examples and graph below show hypothetical Payments at Maturity on the Notes for a range of Ending Basket Values.  The following examples and graph are for purposes of illustration only and would provide different results if different assumptions were applied.  The actual amount you receive in respect of the Notes at maturity will depend on the actual Note Return Amount, which, in turn, will depend in part on the actual Ending Basket Value and Maximum Note Return Amount.  All of the hypothetical examples and the graph below are based on the following assumptions:

•	Issue Price:	$1,000 per Note
•	Starting Basket Value:	1,000
•	Upside Participation Rate:	110%
•	Buffer Value:	10%
•	Maturity:	Approximately 21 months
•	Hypothetical Maximum Note Return Amount:	$220 per Note (22% of the stated principal amount of the Notes)

Table of Hypothetical Payments at Maturity

Hypothetical Ending Basket Value	Hypothetical Basket Percentage Change	Hypothetical Return on Notes(1)	Hypothetical Note Return Amount	Hypothetical Payment at Maturity per Note
0	-100.00%	-90.00%	-$900.00	$100.00
500	-50.00%	-40.00%	-$400.00	$600.00
600	-40.00%	-30.00%	-$300.00	$700.00
700	-30.00%	-20.00%	-$200.00	$800.00
800	-20.00%	-10.00%	-$100.00	$900.00
825	-17.50%	-7.50%	-$75.00	$925.00
850	-15.00%	-5.00%	-$50.00	$950.00
875	-12.50%	-2.50%	-$25.00	$975.00
900	-10.00%	0.00%	$0.00	$1,000.00
925	-7.50%	0.00%	$0.00	$1,000.00
950	-5.00%	0.00%	$0.00	$1,000.00
975	-2.50%	0.00%	$0.00	$1,000.00
1,000	0.00%	0.00%	$0.00	$1,000.00
1,025	2.50%	2.75%	$27.50	$1,027.50
1,050	5.00%	5.50%	$55.00	$1,055.00
1,075	7.50%	8.25%	$82.50	$1,082.50
1,100	10.00%	11.00%	$110.00	$1,110.00
1,125	12.50%	13.75%	$137.50	$1,137.50
1,150	15.00%	16.50%	$165.00	$1,165.00
1,175	17.50%	19.25%	$192.50	$1,192.50
1,200	20.00%	22.00%	$220.00	$1,220.00
1,300	30.00%	22.00%	$220.00	$1,220.00
1,400	40.00%	22.00%	$220.00	$1,220.00
1,500	50.00%	22.00%	$220.00	$1,220.00
2,000	100.00%	22.00%	$220.00	$1,220.00
(1) The percentage return for the entire term of the Notes limited to the Hypothetical Maximum Note Return Amount of 22%.
(2) Calculated on a simple interest basis.

Hypothetical Maturity Payment Graph

Delisting or Suspension of Trading in, or Termination of, a Basket Component; Termination of the Index Tracked by the Basket Component

If the shares or units of a Basket Component are delisted from, or trading of the shares or units of a Basket Component on is suspended on, the principal national securities exchange on which such shares or units are listed or admitted for trading, and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the Calculation Agent determines, in its sole discretion, to be comparable to such shares or units (any such securities, “Successor Shares”), the value of such Successor Shares will be substituted for all purposes, including but not limited to determining the Closing Price of the Basket Component.  Upon any selection by the Calculation Agent of Successor Shares, the Calculation Agent will cause notice thereof to be furnished to us and the trustee, who will provide notice of the selection of the Successor Shares to the registered holders of the Notes.

If the shares or units of a Basket Component are delisted from, or trading of the shares or units of a Basket Component on is suspended on, the principal national securities exchange on which such shares or units are listed or admitted for trading, and Successor Shares that the Calculation Agent determines to be comparable to the Basket Component are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the Calculation Agent, in its sole discretion, and the value of such successor or substitute security, as determined by the Calculation Agent in its sole discretion, will be substituted for all purposes, including but not limited to determining the Closing Price of the Basket Component. Upon any selection by the Calculation Agent of successor or substitute securities, the Calculation Agent will cause notice thereof to be furnished to us and the trustee, who will provide notice of the selection of the successor or substitute securities to the registered holders of the Notes.

If a Basket Component is liquidated or otherwise terminated (a “Termination Event”), the Closing Price of the Basket Component on each Trading Day from the date of the Termination Event up to and including the Valuation Date will be determined by the Calculation Agent, in its sole discretion, and will be a fraction of the closing value of the index tracked by the terminated Basket Component (or any Successor Index, as defined below) on such Trading Day (taking into account any material changes in the method of calculating such index following such Termination Event) equal to that part of the closing value of such index represented by the Closing Price of the Basket Component on the Trading Day immediately prior to the occurrence of such Termination Event on which a Closing Price of the Basket Component was available. The Calculation Agent will cause notice of the Termination Event and calculation of the Closing Price as described above to be furnished to us and the trustee, who will provide such notice of the Termination Event and the calculation of the Closing Price to the registered holders of the Notes.

If a Termination Event has occurred and the publisher of the index tracked by a Basket Component discontinues publication of that index and it or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the index tracked by such Basket Component, then the value of that index will be determined by reference to the value of that successor or substitute index, which we refer to as a “Successor Index.”  Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the Successor Index to the registered holders of the Notes.

If the relevant index publisher discontinues publication of an index tracked by a Basket Component and a Successor Index is not selected by the Calculation Agent or is no longer published on a date of determination for the Underlying Basket, then the value to be substituted for that index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the index prior to such discontinuance.

If the index publisher discontinues publication of an index tracked by a Basket Component prior to the determination of the Payment at Maturity and the Calculation Agent determines that no Successor Index is available at that time, then on each Trading Day until the earlier to occur of (a) the determination of the Payment at Maturity and (b) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent will determine the value that is to be used in determining the value of the index as described in the preceding paragraph.

If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the index tracked by a Basket Component as described above, the Successor Index or value will be substituted for the index tracked by such Basket Component for all purposes, including for purposes of determining whether a Market Disruption Event occurs

Notwithstanding these alternative arrangements, discontinuance of the publication of an index tracked by a Basket Component may adversely affect the value of the Notes in any secondary market.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on your broker and the beneficial owners of the Notes, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating an index tracked by a Basket Component or any Successor Index is changed in any material respect, or if any of the indexes tracked by the Basket Components or any Successor Index is in any other way modified so that the value of the index or Successor Index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of an index comparable to the relevant index tracked by a Basket Component or the Successor Index as if the changes or modifications had not been made, and calculate the price of the shares or units of the applicable Basket Component with reference to the relevant index tracked by the Basket Component or the Successor Index. Accordingly, if the method of calculating an index tracked by a Basket Component or any Successor Index is modified so that the value of any of the indices tracked by the Basket Components or the Successor Indexes is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of the relevant index as if it had not been modified.

Dilution Adjustments

The Closing Price of any of the Basket Components may be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount to be paid by Citigroup Funding to you. Citigroup Global Markets, as Calculation Agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If any Basket Component, after the Pricing Date,

(1)  pays a share or unit dividend or makes a distribution with respect to the shares or units of the Basket Component in the form of shares or units of the Basket Component (excluding any share or unit dividend or distribution for which the number of the shares or units of the Basket Component paid or distributed is based on a fixed cash equivalent value),

(2)  subdivides or splits the shares or units of the Basket Component into a greater number of shares or units,

(3)  combines the shares or units of the Basket Component into a smaller number of shares or units, or

(4)  issues by reclassification of the shares or units of the Basket Component other shares or units,

then, in each of these cases, the Closing Price for that Basket Component will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares or units of the Basket Component outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock, and the denominator of which will be the number of the shares or units of the Basket Component outstanding immediately before the event.

Each dilution adjustment will be effected as follows:

•
in the case of any dividend, distribution or issuance, at the opening of business on the Underlying Basket Business Day next following the record date for determination of holders of the shares or units of the Basket Component entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the relevant Basket Component, and

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Closing Price for the relevant Basket Component will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the relevant Basket Component, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Closing Price for that Basket Component will be further adjusted to the Closing Price that would then have been in effect had adjustment for the event not been made. If a Termination Event described above occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Closing Price will not be rescinded but will be applied to the Termination Event as provided for above.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the Payment at Maturity, calculated as though the Valuation Date were the date of acceleration and the maturity of the Notes were the date of early repayment.  See “—Payment at Maturity” above.  If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of the Notes will be capped at the Payment at Maturity, calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.

In case of default in Payment at Maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of             % per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent for the Notes and will also hold the global security representing the Notes as custodian for DTC.  The Bank of New York Mellon, as successor trustee under an indenture dated June 1, 2005, will serve as trustee for the Notes.

Calculation Agent

The Calculation Agent for the Notes will be Citigroup Global Markets.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes.  Because the Calculation Agent is an affiliate of Citigroup Funding and a subsidiary of Citigroup Inc., potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due to holders of the Notes.  Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

CUSIP

The CUSIP for the Notes is 1730T0MY2.  The ISIN for the Notes is US1730T0MY28.

DESCRIPTION OF THE BASKET COMPONENTS

The Industrial Select Sector SPDR® Fund

The Industrial Select Sector SPDR® Fund (the “XLI Fund”) seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Industrial Select Sector Index (the “ISS Index”).  Information provided to or filed with the Commission by the Select Sector SPDR® Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov or at the public reference facility maintained by the Commission.

In seeking to track the performance of the ISS Index, the XLI Fund employs a replication strategy, which means that the XLI Fund typically invests in substantially all of the securities represented in the ISS Index in approximately the same proportions as the ISS Index. There may, however, be instances where the XLI Advisor (as defined below) may choose to overweight securities in the ISS Index, purchase securities not included in the ISS Index that the XLI Advisor believes are appropriate substitutes for a security included in the ISS Index or utilize various combinations of other available investment techniques in seeking to accurately track the ISS Index.

Under normal market conditions, the XLI Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the ISS Index. In addition, the XLI Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA Funds Management, Inc. (the “ XLI Adviser”), the investment adviser to the XLI Fund). Swaps, options and futures contracts (and convertible securities and structured notes) may also be used by the XLI Fund in seeking performance that corresponds to the ISS Index and in managing cash flows. In certain situations or market conditions, the XLI Fund may temporarily depart from its normal investment policies and strategies. The XLI Fund is listed on NYSE Arca, Inc.

Industrial Select Sector Index

The ISS Index is a modified market capitalization-based index, intended to track the movements of companies that are components of the S&P 500 Index and are included in the following industries: aerospace & defense; industrial conglomerates; machinery; road & rail; air freight & logistics; commercial services & supplies; professional services; electrical equipment; construction & engineering; trading companies & distributors; airlines; and building products. As of December 31, 2010, the ISS Index was comprised of the stocks of 58 companies.

The ISS Index is sponsored by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), and compiled by Merrill, Lynch Pierce Fenner & Smith, Inc. (the “ISS Index Compilation Agent”). Neither entity is affiliated with the XLI Fund or the XLI Adviser. The ISS Index Compilation Agent, in consultation with S&P, determines the composition of the Index and relative weightings of the securities in the Index. S&P publishes information regarding the market value of the ISS Index.

The ISS Index is one of nine Select Sector Indexes developed and maintained in accordance with the following criteria:

•	Each component stock is a constituent company of the S&P 500 Index.

•
The nine Select Sector Indexes together will include all of the companies represented in the S&P 500 Index and each of the stocks in the S&P 500 Index is allocated to one and only one of the Select Sector Indexes.

•
The ISS Compilation Agent assigns each constituent stock of the S&P 500 Index to one Select Sector Index. The ISS Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in such Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500 Index and the selection of replacement stocks to be added to the S&P 500 Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500 Index component stocks, that assignment being the sole responsibility of the ISS Compilation Agent.

•
The ISS Index is weighted based on the market capitalization of each of the component stocks, subject to the following asset diversification requirements: (i) the market capitalization-based weighted value of any single component stock measured on the last day of a calendar quarter may not exceed 24.99% of the total value of the ISS Index; and (ii) with respect to 50% of the total value of the ISS Index, the market capitalization-based weighted value of the component stocks must be diversified so that no single component stock measured on the last day of a calendar quarter represents more than 4.99% of the total value of the ISS Index.

•
Rebalancing the ISS Index to meet the asset diversification requirements will be the responsibility of S&P, as index calculation agent. If shortly prior to the last business day of any calendar quarter (a “Quarterly Qualification Date”), a component stock (or two or more component stocks) approaches the maximum allowable value limits set forth above (the “Asset Diversification Limits”), the percentage that such component stock (or component stocks) represents in the ISS Index will be reduced and the market capitalization-based weighted value of such component stock (or component stocks) will be redistributed across the component stocks that do not closely approach the Asset Diversification Limits in accordance with the following methodology. First, each component stock that exceeds 24% of the total value of the ISS Index will be reduced to 23% of the total value of the ISS Index and the aggregate amount by which all component stocks exceed 24% will be redistributed equally across the remaining component stocks that represent less than 23% of the total value of the ISS Index. If, as a result of this redistribution, another component stock then exceeds 24%, the redistribution will be repeated as necessary. Second, with respect to the 50% of the value of the ISS Index accounted for by the lowest weighted component stocks, each component stock that exceeds 4.8% of the total value of the ISS Index will be reduced to 4.6% and the aggregate amount by which all component stocks exceed 4.8% will be distributed equally across all remaining component stocks that represent less than 4.6% of the total value of the ISS Index. If as a result of this redistribution another component stock that did not previously exceed 4.8% of the ISS Index value then exceeds 4.8%, the redistribution will be repeated as necessary until at least 50% of the value of the ISS Index is accounted for by component stocks representing no more than 4.8% of the total value of the ISS Index. If necessary, this reallocation process may take place more than once prior to a Quarterly Qualification Date.

•
The ISS Compilation Agent at any time may determine that a stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In addition, component stocks removed from and added to the S&P 500 Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500 Index insofar as practicable.

With the exception of the weighting constraints described above, the ISS Index is calculated using the same methodology utilized by S&P in calculating the S&P 500 Index. In particular, the ISS Index is calculated using a base-weighted aggregate methodology. The daily calculation of the ISS Index is computed by dividing the total market value of the companies in the ISS Index by a number called the Index Divisor (the “Index Divisor”). By itself, the Index Divisor is an arbitrary number.

Corporate actions which require adjustments in the ISS Index calculation will be handled by S&P, as index calculation agent, and Index Divisor adjustments will be handled by S&P in its maintenance of the S&P 500 Index. In the event a merger or acquisition changes the relative importance of a company’s participation in the ISS Index, it may no longer be included in the ISS Index.

The SPDR® S&P MidCap 400®  ETF Trust

The SPDR® S&P MidCap 400® ETF Trust (the “MDY Fund”) is a unit investment trust that issues securities called “Trust Units” or “Units.” The MDY Fund is organized under New York law and is governed by a trust agreement between The Bank of New York Mellon (formerly, The Bank of New York) (the “MDY Trustee”) and PDR Services LLC (the “MDY Sponsor”). The MDY Fund is an investment company registered under the Investment Company Act of 1940. Trust Units represent an undivided ownership interest in a portfolio of all of the common stocks of the S&P MidCap 400® Index.  Information provided to or filed with the Commission by the MDY Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 33-89088 and 811-8972, respectively, through the Commission’s website at http://www.sec.gov or at the public reference facility maintained by the Commission.

The MDY Fund intends to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P MidCap 400® Index. Current information regarding the value of the S&P

MidCap 400® Index is available from market information services. S&P obtains information for inclusion in, or for use in the calculation of, the S&P MidCap 400® Index from sources S&P considers reliable.

The MDY Fund holds the stocks and cash and is not actively “managed” by traditional methods, which would typically involve effecting changes in the stock held by the MDY Fund on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weightings of stocks held by the MDY Fund and component stocks of the S&P MidCap 400® Index, the MDY Trustee adjusts the stocks the MDY Fund holds from time to time to conform to periodic changes in the identity and/or relative weightings of component stocks of the S&P MidCap 400® Index. The MDY Trustee aggregates certain of these adjustments and makes changes to the stocks the MDY Fund holds at least monthly or more frequently in the case of significant changes to the S&P MidCap 400® Index. The value of Trust Units fluctuates in relation to changes in the value of the stocks the MDY Fund holds. The market price of each individual Unit may not be identical to the net asset value of such Unit but, historically, these two valuations have been very close.

Units are listed for trading on NYSE Arca, Inc. Units are bought and sold in the secondary market like ordinary shares of stock at any time during the trading day. Units are traded on NYSE Arca, Inc. in 100 Unit round lots, but can be traded on NYSE Arca, Inc. in odd lots of as little as one Unit. NYSE Arca, Inc. may halt trading of Units under certain circumstances.  Before trading on NYSE Arca, Inc. in the secondary market, Trust Units are created at net asset value.

S&P MidCap 400®  Index

The S&P MidCap 400® Index is published by S&P and is intended to provide a performance benchmark for the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1.5 billion to $4.4 billion.

The calculation of the value of the S&P MidCap 400® Index is based on the relative value of the aggregate S&P MidCap 400® Market Value of the common stocks of 400 companies (the “S&P MidCap 400®  Component Stocks”) as of a particular time as compared to the aggregate average S&P MidCap 400® Market Value of the common stocks of 400 similar companies during the base period of June 28, 1991. The “S&P MidCap 400® Market Value” of any S&P MidCap 400® Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P MidCap 400® Component Stock. S&P chooses companies for inclusion in the S&P MidCap 400® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P MidCap 400® Index to achieve the objectives stated above. Relevant criteria employed by S&P include U.S. company status, market capitalization in the range of $1 billion to $4.4 billion, financial viability, a public float of at least 50%, adequate liquidity and reasonable price, sector representation and status as an operating company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the S&P MidCap 400® Market Value and trading activity of the common stock of that company.

The S&P MidCap 400® Index is calculated using a base-weighted aggregate methodology: the level of the S&P MidCap 400® Index reflects the total S&P MidCap 400® Market Value of all 400 Component Stocks relative to the S&P MidCap 400® Index’s base period of June 28, 1991 (the “S&P MidCap 400® Base Period”). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total S&P MidCap 400® Market Value of the S&P MidCap 400® Component Stocks during the S&P MidCap 400® Base Period has been set equal to an indexed value of 100. This is often indicated by the notation June 28, 1991=100. In practice, the daily calculation of the S&P MidCap 400® Index is computed by dividing the total S&P MidCap 400®  Market Value of the S&P MidCap 400® Component Stocks by a number called the S&P MidCap 400® Index Divisor. By itself, the S&P MidCap 400® Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P MidCap 400® Index, it is the only link to the original base period value of the S&P MidCap 400® Index. The S&P MidCap 400® Index Divisor keeps the S&P MidCap 400® Index comparable over time and is the manipulation point for all adjustments to the S&P MidCap 400® Index (“S&P MidCap 400® Index Maintenance”).

Historically, the market value of any underlying stocks included in the S&P MidCap 400® Index was calculated as the product of the market price per share and the number of the then outstanding shares of that underlying stock. In March 2005, S&P began shifting the S&P MidCap 400® Index half way from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P MidCap 400® Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P MidCap 400® Index did not change by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P MidCap 400® Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P MidCap 400® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares”, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the investable weight factor multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average investable weight factor for each stock using the proportion of the total company market capitalization of each share class as weights.

S&P MidCap 400® Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.

To prevent the value of the S&P MidCap 400® Index from changing due to corporate actions, all corporate actions that affect the total S&P MidCap 400® Market Value of the S&P MidCap 400® Index require an S&P MidCap 400® Index Divisor adjustment. By adjusting the S&P MidCap 400® Index Divisor for the change in total S&P MidCap 400® Market Value, the value of the S&P MidCap 400® Index remains constant. This mechanism seeks to ensure that the movement of the S&P MidCap 400® Index does not reflect the corporate actions of individual companies in the S&P MidCap 400® Index. All S&P MidCap 400® Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P MidCap 400® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P MidCap 400® Index and do not require S&P MidCap 400® Index Divisor adjustments.

A large part of the S&P MidCap 400® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P MidCap 400® Index companies. Four times a year, on a Friday near the end of each calendar quarter, the share totals of companies in the S&P MidCap 400® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P MidCap 400® Index Divisor is adjusted to compensate for the net change in the total S&P MidCap 400® Market Value of the S&P MidCap 400® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P MidCap 400® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P MidCap 400® Index Divisor.

The iShares® Russell 1000 Growth Index Fund

The iShares® Russell 1000® Growth Index Fund (the “IWF Fund”) seeks investment returns that correspond generally to the price and yield performance, before fees and expenses, of the Russell 1000 Growth Index (the “Growth Index”). The Growth Index seeks to measure the performance of the large capitalization growth sector of the U.S. equity market. Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov or at the public reference facility maintained by the Commission.

The investment advisory agreement between iShares® Trust and BlackRock Fund Advisors (“BFA”) (the “Investment Advisory Agreement”) provides that BFA will pay all operating expenses of the IWF Fund, except interest expenses, taxes, brokerage expenses, future distribution fees or expenses, and extraordinary expenses. The IWF Fund is listed for trading on NYSE Arca, Inc.

BFA uses a “passive” or indexing approach to try to achieve the IWF Fund’s investment objective. Unlike many investment companies, the IWF Fund does not try to “beat” the index it tracks and does not seek temporary defensive positions when markets decline or appear overvalued.

BFA uses a representative sampling indexing strategy to manage the IWF Fund.  “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile that BFA believes to be similar to the Growth Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Growth Index. The IWF Fund may or may not hold all of the securities in the Growth Index.

The IWF Fund generally invests at least 90% of its assets in securities of the Growth Index and in depositary receipts representing securities of the Growth Index. The IWF Fund may invest the remainder of its assets in securities not included in the Growth Index, but which BFA believes will help the IWF Fund track the Growth Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA.

Russell 1000 Growth Index

The Growth Index is a subset of the Russell 1000® Index, which seeks to measure the performance of the large-capitalization sector of the U.S. equity market, and as of March 31, 2011, represented approximately 49% of the total market value of the Russell 1000® Index. The Growth Index measures the performance of equity securities of Russell 1000® Index issuers with relatively higher price-to-book ratios and higher forecasted growth, based on a combination of Thomson Reuters I/B/E/S forecasts and historical sales growth. The Growth Index is completely reconstituted annually to ensure new and growing equities are included and that the represented companies continue to reflect growth characteristics.

The Growth Index is sponsored by Russell Investment Group (“Russell”), which is independent of the IWF Fund and BFA. Russell determines the composition and relative weightings of the securities in the Growth Index and publishes information regarding the market value of the Growth Index.

The Russell 1000® Index consists of the 1,000 largest companies included in the Russell 3000ETM Index, and is designed to track the performance of the large capitalization segment of the U.S. equity market. The Russell 3000ETM Index is composed of the 4,000 largest U.S. companies as determined by market capitalization and represents approximately 99% of the U.S. equity market.

To be eligible for inclusion in the Russell 3000ETM Index and the Russell 1000® Index, and, consequently, the Growth Index, a company’s stocks must be listed on May 31 of a given year and Russell must have access to documentation verifying the company’s eligibility for inclusion.

Companies determined by Russell to be part of the U.S. equity market are eligible for inclusion in the Growth Index. If a company incorporates in, has a stated headquarters location in and also trades in the United States, the company is eligible for inclusion in the Growth Index.  If any of the three criteria do not match, Russell then defines three home country indicators (“HCIs”): country of incorporation, country of headquarters and country of the most liquid exchange. After the HCIs are defined, Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of assets matches any of the HCIs, then the company is assigned to the country of its primary asset location. If there is not enough information to determine a company’s primary location of assets, Russell uses the primary location of the company’s revenue for the same cross-

comparison and assigns the company to the appropriate country in a similar fashion. Russell will use an average of two years of assets or revenues data for analysis to reduce potential turnover beginning in 2011. If conclusive country details cannot be derived from assets or revenue, Russell assigns the company to the country in which its headquarters are located unless the country is on a list of countries considered by Russell to be “benefit driven incorporation” countries. In the latter case, the company is assigned to the country of its most liquid stock exchange. Only companies assigned to the United States through the foregoing analysis are eligible for inclusion in the Growth Index.

Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts are excluded. American Depository Receipts, royalty trusts, limited liability companies, OTC companies, bulletin board companies, pink sheets, closed-end investment companies and limited partnerships are also ineligible for inclusion.  If multiple share classes of common stock exist, they are combined.  In cases where the common stock share classes act independently of each other, each class is considered for inclusion separately.  Stocks must trade at or above $1.00 on their primary exchange on the last trading day of May each year to be eligible for inclusion in the Growth Index. If an existing member’s closing price is less than $1.00 on the last trading day of May, it will be considered eligible for inclusion if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00.  If a stock falls below $1.00 intra-year, it will not be removed, but will be evaluated at the next reconstitution.  In order to be included in the Growth Index’s annual reconstitution, a stock must be listed on the last trading day in May and Russell must have access to documentation verifying the company’s eligibility for inclusion. IPOs will be considered for inclusion quarterly.

The primary criteria used to determine the initial list of securities eligible for the Russell 1000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. Based on closing prices on the last trading day of May each year, Russell determines whether a company is large enough to be included in the Russell indices. Generally, as of the last Friday of June of each year, the Russell 1000® Index is adjusted to reflect the reconstitution market value for that year.

The following types of shares are considered available for the purposes of total shares outstanding determinations:

•	Common stock;

•	Non-restricted exchangeable shares (shares which may be exchanged any time, at the holder’s option, on a one-for-one basis for common stock); and

•	Partnership units/membership interests which represent an economic interest in a limited liability company or limited partnership.

A security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in the Growth Index by their available (also called float-adjusted) market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available capitalization.  Adjustments are based on information recorded in SEC corporate filings or other reliable sources:

•	ESOP or LESOP shares — corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

•	Corporate cross-owned shares — when shares of a company in one of the Russell indices are held by another company also in one of the Russell indices. All shares in this class will be adjusted;

•
Large private and corporate shares — shares held by another listed company or private individuals, if the amount of shares so held is greater than 10% of outstanding shares but does not preclude institutional holdings by investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms;

•	Unlisted share classes — classes of common stock that are not traded on a U.S. exchange;

•	IPO lock-ups — shares locked up during an IPO that are not available to the public and will be excluded from the market value at the time the IPO enters the relevant Russell index; and

•	Government holdings:

•	Direct government holders: Those holdings listed as “government of” are considered unavailable and will be removed entirely from available shares;

•	Indirect government holders: Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; and

•	Government pensions: Any holding by a government pension plan is considered institutional holdings and will not be removed from available shares.

Once the market capitalization for each security is determined using total shares and price (as described above), each security is placed in the appropriate Russell market capitalization-based index. The largest 4,000 securities become members of the Russell 3000E™ Index. The Russell 1000® Index is a subset of this index and generally includes the largest 1,000 companies in the Russell 3000E™ Index.

Russell will make certain maintenance adjustments to the Growth Index based on corporate actions of included securities. A full description of all corporate action driven changes, including timing, to the Russell indices can be found on Russell’s website.

Stocks that belong to the Russell 1000® Index are assigned to the Growth Index and/or the Russell 1000® Value Index. While the Growth Index includes those stocks that have been determined by Russell to be growth-oriented, with higher price-to-book ratios and higher forecasted growth values, the Russell 1000® Value Index includes those stocks that have been determined by Russell to be value-oriented, with lower price-to-book ratios and lower forecasted growth values. The market value of each security in each of the two indices is determined as a percentage of the market value within the Russell 1000® Index. Stocks are always fully represented by the combination of their growth and value weights, e.g. , a stock that is given a 20% weight in the Growth Index will have an 80% weight in the Russell 1000® Value Index. A stock that is given a 100% weight in the Growth Index will hold the same value in the Growth Index as it holds in the Russell 1000® Index, and will not be represented in the Russell 1000® Value Index.

Russell uses a “non-linear probability” method to assign stocks to the Growth Index or the Russell 1000® Value Index. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price ratio, Thomson Reuters I/B/E/S medium-term (two-year) growth forecast and sales per share historical growth (over the last five years). This allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the Growth Index. The stocks included in the Russell 1000® Index are ranked by the three variables described above. These ranks are converted to standardized units and combined to produce a Composite Value Score (“CVS”). Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, stocks with a lower CVS are considered growth, stocks with a higher CVS are considered value, and stocks with a CVS in the middle range are considered to have both growth and value characteristics.

The iShares® FTSE China 25 Index Fund

The iShares® FTSE China 25 Index Fund (the “FXI Fund”) is an exchange-traded fund managed by iShares®, a registered investment company.  iShares® consists of numerous separate investment portfolios, including the FXI Fund.   BFA is the investment adviser to the FXI Fund.  The FXI Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index (the “China 25 Index”).  The FXI Fund’s investment objective and the China 25 Index may be changed without shareholder approval.   The FXI Fund is registered as part of the iShares® Trust, a registered investment company.  Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov or at the public reference facility maintained by the Commission.  The FXI Fund is listed for trading on NYSE Arca, Inc.

FTSE China 25 Index

The China 25 Index is a stock index calculated, published and disseminated by FTSE China Index Limited (“FTSE”) and is designed to represent the performance of the mainland

Chinese market that is available to international investors and includes companies that trade on the Hong Kong Stock Exchange (the “HKSE”).

The China 25 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the HKSE. “H-shares” are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the HKSE. H-shares are quoted and traded in HKD and U.S. dollars. “Red Chip” shares are securities of Hong Kong-incorporated companies listed and traded on the HKSE, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. “Red Chip” shares are quoted and traded in HKD and are available only to international investors and not to those from the People’s Republic of China.

Currently, only H-shares and Red Chip shares are eligible for inclusion in the China 25 Index. All classes of equity in issue are eligible for inclusion in the China 25 Index, subject to certain restrictions, however, each constituent must also be a constituent of the FTSE All-World Index. Companies whose business is that of holding equity and other investments, exchange-traded funds, and funds whose prices are a direct derivation of underlying holdings (e.g., mutual funds) are not eligible for inclusion. Securities must be sufficiently liquid to be traded, therefore the following criteria, among others, are used to ensure that illiquid securities are excluded:

•
Price. FTSE must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FTSE may exclude a security from the China 25 Index if it considers that an “accurate and reliable” price is not available. The China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

•
Liquidity. Securities in the China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FTSE will not be eligible for inclusion in the China 25 Index. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in March, June, September and December. Any period when a share is suspended will be excluded from the calculation.

•
New Issues. New issues become eligible for inclusion in the China 25 Index at the next quarterly review of constituents, provided they have a minimum trading record of at least 20 trading days prior to the date of such review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The management, rules and operations of the FXI Fund are overseen by the FTSE Policy Group and the FTSE Asia Pacific Index Advisory Committee.

The China 25 Index is calculated using the free float index calculation methodology of the FTSE Group. The China 25 Index is calculated using the following algorithm:

where “p” is the latest trade price of the component security “n”, “e” is the exchange rate required to convert the security’s home currency into the China 25 Index’s base currency, “s” is the number of shares of the security in issue, “f” is the free float factor published by FTSE, applicable to such security, to be applied to the security to allow amendments to its weighting, “c” is the capping factor published by FTSE at the most recent quarterly review of the China 25 Index, and “d” is the divisor, a figure that represents the total issued share capital of the China 25 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the China 25 Index.

The China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, FTSE excludes from free floating shares: (i) trade investments in a China 25 Index constituent company by either another China 25 Index constituent company or a non-constituent company or entity; (ii) significant long-term holdings by founders, directors and/or their families; (iii) employee share schemes (if restricted); (iv) government holdings; (v) foreign ownership limits; and (vi) portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a China 25 Index constituent stock is applied in bands, as follows:

Free Float Percentage	Initial Weighting

Free float less than or equal to 15%
Ineligible for inclusion in the China 25 Index, unless free float is also greater than 5% and the full market capitalization is greater than $2.5 billion (or local currency equivalent), in which case actual free float is used.

Free float greater than 15% but less than or equal to 20%	20%
Free float greater than 20% but less than or equal to 30%	30%
Free float greater than 30% but less than or equal to 40%	40%
Free float greater than 40% but less than or equal to 50%	50%
Free float greater than 50% but less than or equal to 75%	75%
Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event.

Following the application of an initial free float restriction, a China 25 Index constituent stock’s free float will only be changed if its actual free float is more than five percentage points above the minimum or five percentage points below the maximum of an adjacent band. This five percentage point threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

The China 25 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the China 25 Index in each March, June, September and December. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the China 25 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

General

Information on the Basket Components may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This document relates only to the Notes offered hereby and does not relate to any of the Basket Components.  We have derived all disclosures contained in this document regarding the Basket Components from publicly available documents.  In connection with the offering of the Notes, neither we nor the underwriter has participated in the preparation of such documents or made any due diligence inquiry with respect to any of the Basket Components or their respective publishers, advisers or sponsors.  Neither we nor the underwriter makes any representation that such publicly available documents or any other publicly available information regarding the Basket Components is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Basket Components (and therefore the price of the Basket Components at the time we price the Notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Basket Components or their respective publishers, advisers or sponsors could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Basket Components or the Underlying Basket.

We and/or our affiliates may presently or from time to time engage in business with publishers, advisers or sponsors of the Basket Components.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Basket Components or their respective publishers, advisers or sponsors, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Basket Components.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws.  As a purchaser of the Notes, you should undertake an independent investigation of the Basket Components and their respective publishers, advisers or sponsors as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

License Agreements

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Notes are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

“Standard & Poor’s,” “S&P,” “S&P MidCap 400®” and “SPDR®” are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Citigroup Funding Inc. The Notes have not been passed on by S&P or its affiliates. The Notes are not sponsored, endorsed, sold or promoted by S&P or its affiliates and none of the above makes any warranties or bears any liability with respect to the Notes.

HISTORICAL DATA ON THE UNDERLYING BASKET

The following tables set forth the published high and low Closing Prices, as well as the end-of-quarter Closing Prices, of each Basket Component in each quarter from January 3, 2006 through July 18, 2011.  The related graphs set forth the Closing Prices for each respective Basket Component for the same period.  On July 18, 2011, the Closing Price of the XLI Shares was $36.13, the Closing Price of the MDY Shares was $174.78, the Closing Price of the IWF Shares was $60.78 and the Closing Price of the FXI Shares was $41.21.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical Closing Prices and historical performance of the Basket Components should not be taken as an indication of future performance.  We cannot give you any assurance that the Underlying Basket will appreciate over the term of the Notes so that you will receive a payment in excess of the stated principal amount of the Notes.

Holders of Notes will not be entitled to any rights with respect to any of the Basket Components (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

Industrial Select Sector SPDR® Fund	High	Low	Period End
2006
Quarter
First	$33.89	$30.98	$33.81
Second	35.73	32.30	33.80
Third	33.93	31.15	33.34
Fourth	35.55	33.45	35.02
2007
Quarter
First	36.76	34.64	35.55
Second	39.52	35.61	38.92
Third	41.49	37.25	40.95
Fourth	41.77	37.57	39.08
2008
Quarter
First	38.60	34.50	37.07
Second	39.57	33.80	34.01
Third	35.89	29.80	30.63
Fourth	29.86	20.00	23.48
2009
Quarter
First	24.73	15.36	18.43
Second	23.79	18.84	21.96
Third	27.31	20.56	26.34
Fourth	28.55	25.27	27.79
2010
Quarter
First	31.42	26.90	31.23
Second	33.36	27.45	27.45
Third	31.48	27.01	31.28
Fourth	34.91	30.98	34.90
2011
Quarter
First	38.03	35.04	37.68
Second	38.70	35.21	37.24
Third (through July 18, 2011)	38.28	36.13	36.13

The following graph illustrates the historical performance of the XLI Shares based on the daily Closing Prices from January 3, 2006 through July 18, 2011.  Past prices of the XLI Shares are not indicative of future Closing Prices.

SPDR® S&P MidCap 400® ETF Trust	High	Low	Period End
2006
Quarter
First	$144.76	$136.79	$144.76
Second	149.07	130.85	139.40
Third	140.62	129.97	137.60
Fourth	149.92	136.24	146.38
2007
Quarter
First	158.46	145.43	154.51
Second	168.36	154.89	162.98
Third	167.97	149.51	161.00
Fourth	166.65	148.94	155.01
2008
Quarter
First	154.18	135.77	141.27
Second	163.31	145.13	148.76
Third	149.99	127.11	131.83
Fourth	131.03	76.20	97.18
2009
Quarter
First	101.54	73.63	88.65
Second	109.15	89.82	105.31
Third	128.56	99.39	125.28
Fourth	134.20	119.54	131.76
2010
Quarter
First	145.22	125.76	143.16
Second	154.03	129.16	129.16
Third	145.59	126.93	145.59
Fourth	165.71	144.46	164.68
2011
Quarter
First	179.55	165.05	179.55
Second	184.61	169.01	177.40
Third (through July 18. 2011)	183.58	174.78	174.78

The following graph illustrates the historical performance of the MDY Shares based on the daily Closing Prices from January 3, 2006 through July 18, 2011.  Past prices of the MDY Shares are not indicative of future Closing Prices.

iShares® Russell 1000 Growth Index Fund	High	Low	Period End
2006
Quarter
First	$53.02	$50.93	$52.53
Second	53.00	48.80	50.45
Third	52.38	48.03	52.20
Fourth	55.85	51.89	55.00
2007
Quarter
First	57.47	54.08	55.65
Second	60.69	55.69	59.21
Third	61.80	56.24	61.73
Fourth	63.51	58.70	60.78
2008
Quarter
First	60.12	52.90	54.44
Second	60.15	54.70	55.24
Third	55.46	46.72	48.55
Fourth	47.51	31.47	37.06
2009
Quarter
First	38.86	30.52	35.07
Second	42.05	35.75	41.03
Third	46.80	39.35	46.31
Fourth	50.46	45.18	49.85
2010
Quarter
First	52.37	47.21	51.95
Second	53.86	45.84	45.84
Third	51.63	45.36	51.37
Fourth	57.53	51.12	57.26
2011
Quarter
First	61.51	57.36	60.47
Second	62.45	58.04	60.88
Third (through July 18. 2011)	62.66	60.62	60.78

The following graph illustrates the historical performance of the IWF Shares based on the daily Closing Prices from January 3, 2006 through July 18, 2011.  Past prices of the IWF Shares are not indicative of future Closing Prices.

iShares® FTSE China 25 Index Fund	High	Low	Period End
2006
Quarter
First	$24.85	$20.99	$24.71
Second	27.92	21.97	25.57
Third	27.34	24.47	27.05
Fourth	37.37	27.10	37.10
2007
Quarter
First	38.85	30.50	34.15
Second	43.31	34.92	42.91
Third	60.67	39.96	60.16
Fourth	72.91	53.75	56.82
2008
Quarter
First	59.25	41.14	45.05
Second	54.58	43.13	43.83
Third	47.20	30.88	34.47
Fourth	34.35	19.36	29.18
2009
Quarter
First	31.58	22.80	28.52
Second	40.12	29.23	38.37
Third	43.78	36.51	40.94
Fourth	46.35	39.48	42.27
2010
Quarter
First	44.56	37.17	42.10
Second	44.59	37.01	39.13
Third	42.85	38.73	42.82
Fourth	47.93	42.20	43.09
2011
Quarter
First	44.96	41.16	44.96
Second	46.40	41.11	42.95
Third (through July 18. 2011)	43.31	40.91	41.21

The following graph illustrates the historical performance of the FXI Shares based on the daily Closing Prices from January 3, 2006 through July 18, 2011.  Past prices of the FXI Shares are not indicative of future Closing Prices.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Notes issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Notes.  This discussion applies only to an investor who holds the Notes as capital assets within the meaning of Section 1221 of the Code.  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Notes;
•	investors holding the Notes as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or
•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding the Notes and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the Notes.

As the law applicable to the U.S. federal taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Notes

Each holder, by purchasing the Notes, agrees with us to treat them as prepaid forward contracts for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Notes or instruments that are similar to the Notes, significant aspects of the treatment of an investment in the Notes are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Notes and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Notes as prepaid forward contracts.

Under the above characterization of the Notes, at maturity or upon the sale or other taxable disposition of a Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized at maturity or upon the sale or other taxable disposition and the U.S. Holder’s tax basis in the Note. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of disposition. A holder’s tax basis in the Notes generally will equal the holder’s cost for such Notes.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Settlement of the Notes.  Upon a sale or exchange of the Notes, or upon settlement of the Notes at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Notes sold, exchanged or settled.  A U.S. Holder’s tax basis in the Notes should equal the amount paid by the U.S. Holder to acquire the Notes.  Subject to the discussion below about the possible application of Section 1260, any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the Notes for more than one year.  The deductibility of capital losses is subject to certain limitations.

Potential Application of the Constructive Ownership Rules. Because the Notes are linked to shares of exchange-traded funds, although the matter is not clear, an investment in the Notes may be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain a U.S. Holder would otherwise recognize on  a sale, exchange or settlement of the Notes would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain the U.S. Holder would have realized if on the issue date the U.S. Holder had invested the amount paid to acquire the Notes in shares of the Underlying Basket Components and sold those shares for their fair market value at the time the U.S. Holder’s Notes are sold, exchanged or settled). Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period the holder held the Notes, and the holder would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless “established by clear and convincing evidence.” U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rules to the Notes.

Possible Alternative Tax Treatments of an Investment in the Notes

Alternative U.S. federal income tax treatments of the Notes are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Notes  It is possible, for example, that the Notes could be treated as debt instruments issued by us.  Under this treatment, the Notes would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s accounting method, in each year that the U.S. Holder held the Notes the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Notes, even though we will not be required to make any payment with respect to the Notes prior to maturity.  In addition, any gain on the sale, exchange or settlement of the Notes would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Notes could also affect the timing and character of income or loss with respect to the Notes.  In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Notes.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and

whether these instruments are or should be subject to the “constructive ownership” regime discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Notes.

Sale, Exchange or Settlement of the Notes. A Non-U.S. Holder of the Notes generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Notes is effectively connected with the Non-U.S. Holder’s conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Notes, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments. If all or any portion of a Note were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Note generally would not be subject to U.S. federal income or withholding tax, provided that: (i) income or gain in respect of the Note is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Notes on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Other alternative U.S. federal income tax treatments of the Notes are also possible.  In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Notes.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Notes, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors who are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Notes.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or settlement of the Notes generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions.  A Non-U.S. Holder (or financial institution holding the Notes on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with an appropriate IRS Form W-8 will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $             stated principal amount of Notes (        Notes) for a minimum of $995.00 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth in this pricing supplement and some of the Notes to selected dealers not affiliated with Citigroup Global Markets at the public offering price less a variable selling concession of up to $5.00 per Note. Citigroup Global Markets will pay the applicable selling concession to selected dealers and their financial advisors collectively. Citigroup Global Markets may allow, and these dealers may reallow, a selling concession of not more than $5.00 per Note on sales to certain other dealers. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms. The Notes will not be listed on any exchange.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates.  You should refer to the section “Risk Factors Relating to the Notes—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement, “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly, without the prior written consent of the client.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)
it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R.  2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement.  Please also refer to the section “ERISA Matters” in the accompanying prospectus.

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.
Citigroup Funding Inc.

Medium-Term Notes, Series D

Buffer Notes Based Upon a Weighted Basket of Exchange-Traded Funds
Due April 25, 2013
($1,000 Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
July   , 2011
(Including Prospectus Supplement
Dated May 12, 2011 and Prospectus
Dated May 12, 2011)

____________________ TABLE OF CONTENTS

Page
Pricing Supplement
Summary Information – Q&A	PS-2
Risk Factors Relating to the Notes	PS-8
Description of the Notes	PS-14
Description of the Basket Components	PS-22
Historical Data on the Underlying Basket	PS-32
Certain United States Federal Tax Considerations	PS-40
Plan of Distribution; Conflicts of Interest	PS-44
ERISA Matters	PS-44
Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42
Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28